PRESS RELEASE
Contacts:	Tammy Snook SeaChange PR 407-667-9355 tammy.snook@schange.com	Martha Schaefer SeaChange IR 978-897-0100 x3030 martha.schaefer@schange.com
SEACHANGE ANNOUNCES MICHAEL BORNAK
AS CHIEF FINANCIAL OFFICER

ACCOMPLISHED FINANCE EXECUTIVE BRINGS GLOBAL EXPERTISE IN
TELECOMMUNICATIONS, UTILITY AND OTHER INDUSTRIES TO SEACHANGE

ACTON, Mass. (Jan. 19, 2012) – SeaChange International (NASDAQ: SEAC), a leading global multi-screen video software company, today announced the appointment of Michael Bornak as its new Chief Financial Officer effective January 23, 2012.  Bornak will serve as Chief Financial Officer, Treasurer, Secretary and Senior Vice President of Finance & Administration.

Bornak comes to SeaChange from Tollgrade Communications, Inc., where he served as Chief Financial Officer and Treasurer since 2009, and was instrumental in returning the company to profitability in 2010 and 2011 from years of losses.  Bornak has also served as CFO for several companies in a variety of industries, including Solar Power Industries, Inc., MHF Logistical Solutions, Inc., Portec Rail Products, Inc., and was a certified public accountant at Ernst & Young.  Bornak has taken companies public, managed mergers and acquisitions and delivered superior financial performance throughout his career.  Bornak is the holder of an Executive MBA from the University of Pittsburgh and has maintained his certified public accountant status.

“We welcome Mike to SeaChange and believe his background is particularly suitable to help us accomplish our committed goals of enhancing shareholder value, driving operational efficiencies and delivering improved financial results,” said Raghu Rau, Chief Executive Officer, SeaChange.

-more-

SeaChange Announces Bornak as CFO/Page 2

Bornak serves on the board of Junior Achievement, and recently received its National Bronze Leadership Award.

About SeaChange International
SeaChange International (Nasdaq: SEAC) is a global leader in multi-screen video. The Company provides open, cloud-based, Emmy award-winning solutions and services for back office, advertising, content, in-home devices and broadcast to hundreds of media companies, including all major cable operators in the U.S., Europe and Latin America, plus other blue-chip companies such as Virgin Media, AT&T, Hutchison Whampoa, and DISH Network. Headquartered in Acton, Massachusetts, SeaChange is TL 9000 certified and has product development, support and sales offices around the world.  Visit www.schange.com.

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